EXHIBIT 6



                    Dated as of December 31, 1991

                           CREDIT AGREEMENT

     Norstar Bank, National Association, a national banking corporation with offices at One East Avenue, Rochester, New York 14638 (called the "Bank") and Detection Systems, Inc., a New York corporation doing business at 130 Perinton Parkway, Fairport, New York 14450 (called the "Borrower") agree as follows:

     The definitions for all capitalized terms used in this Agreement and not appearing in the text of this Agreement may be found under
Article 12 of this Agreement.


                              ARTICLE I

                                LOANS

     A. Line of Credit. The Bank shall make available to Borrower a revolving line of credit (the "Line of Credit") in a maximum aggregate amount not to exceed $3,000,000.

     Borrower from time to time may request advances and may reborrow hereunder so long as aggregate amounts outstanding under the Line of Credit at any time never exceed the maximum amount available hereunder. Advances may be requested in person, in writing, or by telephone. Checks written on Borrower's Cash Concentration Account (described herein) shall be treated as requests for advances under the Line of Credit.

          The principal amount of all loans outstanding from time to time under the Line of Credit shall bear interest, payable on the first day of each calendar month and at the Expiration Date, at a rate per year equal to the "prime" commercial loan rate of the Bank established or announced from time to time (or the equivalent thereof), but never exceeding the maximum rate allowed by law. All changes in the interest rate due to a change in the prime rate shall take place automatically and without notice to Borrower as of the effective date of the change in such prime rate. Interest shall be calculated on the basis of a 360 day year.

     All cash or cash equivalent proceeds from the sale of Borrower's inventory, and all proceeds from the collection of Borrower's accounts receivable shall be deposited in a Cash Concentration Account with the Bank. So long as amounts are outstanding under the Line of Credit, said Account shall be accessible only by the Bank and all collected funds in excess of $125,000 shall be applied daily to payment of Borrower's indebtedness under the Line of Credit, which indebtedness shall be evidenced by a Master Note (a "Master Note") in substantially the form of Exhibit A attached hereto and made a part hereof. The Line of Credit shall terminate on the Expiration Date.

     B. Term Loan. Subject to the terms and conditions of this Agreement, the Bank shall loan to Borrower on the Expiration Date the unpaid principal balance of the Line of Credit outstanding on the Expiration Date (the "Term Loan"). The Term Loan shall be evidenced by a Term Loan Note in substantially the form attached hereto as Exhibit B (the "Term Loan Note"). Proceeds of the Term Loan shall be used to repay the Line of Credit.

     The Term Loan Note shall be dated the date of the loan and shall bear interest until paid at a rate per annum equal to six-tenths of one percent (.6% or .006) above the "prime" commercial loan rate of the Bank established or announced from time to time (or the equivalent thereof), but never exceeding the maximum rate allowed by law. All changes in the interest rate due to a change in the prime rate shall take place automatically and without notice to Borrower as of the effective date of the change in such prime rate. Interest shall be calculated on the basis of a 360 day year.

     The Borrower shall make sixty (60) equal monthly principal payments pursuant to the Term Loan Note in substantially equal amounts based upon the principal amount of the Term Note and pursuant to a schedule to be annexed to the Term Note commencing on the first day of the second calendar month following the Expiration Date (September 1, 1994), and continuing on the first day of each of the next succeeding fifty-nine (59) months. Each principal payment shall be accompanied by a payment of all accrued interest. All remaining principal and interest shall be due and payable in full on August 1, 1999.

     C. Late Payments. Any payment of any kind (including without limitation a payment of principal, interest, or expenses) not made within ten days after the same shall become due under this Agreement or the Notes shall be subject to an additional late payment charge equal to two percent (2%) of the payment due.


                              ARTICLE II

                         PARTICIPATION RIGHTS

     The Bank shall have the right to sell or repurchase participations in the obligations of the Borrower covered by this Agreement without giving prior notice to the Borrower.


                             ARTICLE III

                             PREPAYMENTS

     The Borrower shall have the right, at its option, to prepay obligations outstanding under the Line of Credit in whole or in part without penalty at any time. The Borrower shall have the right, at its option, to prepay obligations outstanding under the Term Loan Note in whole or in part at any time. All prepayments shall be applied first to items described in Article IV hereof, then to all accrued interest and then unless otherwise specifically directed by Borrower, in such order and to such obligations as the Bank in its sole discretion may choose without penalty.


                              ARTICLE IV

                               EXPENSES

     A. Placement and Administration Expense. The Borrower shall pay any fees, expenses, and disbursements, including legal fees, of the Bank related to preparation and execution of this Agreement and any loans made hereunder.

     B. Collection Costs. At the request of the Bank, the Borrower shall promptly pay any expenses, reasonable attorney's fees, costs, or disbursements in connection with collection of any of Borrower's obligations or enforcement of any of the Bank's rights hereunder or under any security agreement, guarantee, or other agreement given by Borrower to the Bank. This obligation shall survive the payment of any notes or other obligations executed hereunder. The Bank may apply any payments of any nature received by it first to the payment of obliga tions under this section, notwithstanding any conflicting provision contained in any other agreement with the Borrower.

     C. Facility Fees. The Borrower shall pay the following fees to the Bank for providing this loan facility:

     1.   $18,000 due at closing;

     2.   $18,000 due on the anniversary of the closing date;

     3.   $13,500 on the second anniversary of the closing date; and

     4. an additional $4,500 on the Expiration Date if the Term Loan is made by the Bank on the Expiration Date.


                              ARTICLE V

                              COLLATERAL

     A. Security Agreement. As collateral for the Borrower's obligations hereunder, the Borrower shall execute and deliver to the Bank a Security Agreement and ancillary UCC-1 Financing Statements (the "Security Documents") which by their terms grant to the Bank a first security interest in certain of the personal property of Borrower, as follows: accounts, inventory, chattel paper and general intangibles. All collateral first shall be applied to secure the Borrower's obligations under the Master Note, and only after satisfaction of same shall it be applied to all other obligations of the Borrower to the Bank.

     B.   Springing Lien.

     B.1 Safekeeping of the Security Documents. The Bank shall hold the Security Documents received by it in safekeeping in escrow in accordance with the provisions of this Agreement. The Financing Statements shall be filed only as provided in Section B.2 hereof. If, prior to such filing, all of the Loans shall be paid in full and the commitments of the Bank under this Agreement shall be terminated in full, the Bank shall surrender the Security Documents to the Borrower. Except as expressly provided in the immediately preceding sentence, the Borrower shall not be entitled to obtain possession of the Security Documents following delivery thereof to the Bank, nor shall the Borrower be entitled at any time to give any instructions or directions to the Bank with respect to the safekeeping or recording thereof or any other matter relating thereto.

     B.2  Filing of the Financing Statements.

          B.2.1 Promptly upon receipt by the Bank of information indicating that a Specified Event has occurred, the Bank, in its sole discretion, may give notice thereof to the Borrower, and take the Security Documents out of escrow and cause the Financing Statements to be duly filed in the appropriate public offices, and once filed the Financing Statements shall remain filed until all the Loans shall be paid in full and all the commitments of the Bank under this Agreement shall be terminated in full, regardless of whether or not the Specified Event which resulted in such filing continues.

          B.2.2 Effective upon the occurrence of a Specified Event , the Borrower irrevocably appoints the Bank as its lawful attorney and agent to execute any Financing Statements in the Borrower's name and on the Borrower's behalf, and to file Financing Statements naming the Borrower as debtor signed by the Bank alone in any appropriate public office.

     C. Further Assurances. The Borrower shall execute such documentation and deliver such items as the Bank deems necessary from time to time to perfect its interests in all collateral provided hereunder, and authorizes the Bank to file financing statement without its signature from time to time.


                              ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants as follows:

     A. Organization and Power. The Borrower is duly formed, validly existing and in good standing under the laws of the State of New York, is duly qualified to transact business and is in good standing in all states and countries in which it owns properties or in which the failure to do so could materially adversely affect the Borrower's financial condition or business operations. The Borrower has full power and authority to own its properties, to carry on its business as now being conducted, to execute and perform this Agreement, and to borrow hereunder. The Borrower has no subsidiaries, defined to include companies at least fifty percent (50%) of the stock of which is owned by Borrower.

     B. Proceedings of Borrower. All necessary action on the part of the Borrower and any other persons relating to authorization of the execution and delivery of this Agreement and the performance of other obligations hereunder including, but not limited to, the delivery of any notes and security agreements contemplated hereunder, has been taken. All of the same are valid and enforceable in accordance with their respective terms. Said action will not violate any provision of law or the Borrower's Certificate of Incorporation or By-laws. Such action will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which the Borrower is a party or by which any of its properties is bound, or any order, writ, injunction or decree of any court or governmental instrumentality, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of its properties with the sole exception of those in favor of the Bank contemplated hereby. No consent or approval of any court or governmental instrumentality is required in connection with authorization, execution, delivery, and performance of this Agreement and any related notes and security agreements.

     C. Litigation. At the date of the Agreement, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency pending or, to its knowledge, threatened against or affecting the Borrower which, if adversely determined would have a material adverse effect on the financial condition or the business thereof.

     D. Financial Statements. All financial statements furnished by the Borrower to the Bank are complete and correct, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the period indicated, and fairly present the financial condition of the Borrower as of the respective dates thereof and the results of its operations for the respective periods covered thereby.

     E. Adverse Changes. Since the latest financial statements described in Section D of Article VI, there has been no material, adverse change in the condition, financial or otherwise, of the Borrower.

     F. Taxes. The Borrower has filed or caused to be filed all tax returns which, to the knowledge of its officers are required to be filed, and has paid or caused to be paid all taxes as shown on said returns or any assessment received to the extent that such taxes have become due.

     G. Properties. The Borrower has good and marketable title to all of its property and assets, including without limitation, the property and assets set forth in the financial statements referred to in Section D of Article VI hereof. The Borrower has undisturbed peaceable possession under all leases under which it is operating, none of which contains unusual or burdensome provisions which may materially affect its operations, and all such leases are in full force and effect. The Borrower is the sole owner of all of its assets given as collateral pursuant to Article V hereof, which collateral is free of any liens, security interests, assignments, pledges, or encumbrances of any kind excluding only interests held by the Bank. Upon the execution of the security agreements related hereto and upon the occurrence of a Specified Event, the Bank will have a valid and enforceable first lien covering such collateral.

     H. Indebtedness. The Borrower has no outstanding indebtedness other than that shown on the financial statements referred to in Section D of Article VI hereof, and other than trade payables not yet due incurred in the ordinary course of its business.

     I. Franchises, Permits. The Borrower has all franchises, permits, licenses, and other authority as is necessary to enable it to conduct their businesses as now being conducted, and is not in default under such franchises, permits, licenses, and authority.

     J. ERISA. No action, event, or transaction has occurred which could give rise to a lien or encumbrance on Borrower's assets as a result of the application of relevant provisions of the Employee
Retirement Income Security Act of 1974.

     K. Margin Securities. No proceeds of any borrowing hereunder will be used by Borrower for the purpose of carrying margin securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve.

     L.   Pre-Existing Debt and Pre-Existing Liens.  Annexed hereto as
Schedule 1 is a true and complete list of all Pre-Existing Debt and Pre-Existing Liens. The previous representations in this Article VI are subject to the exception of the items listed on Schedule 1.

     M. Compliance With Law. The Borrower is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject which violation might materially adversely affect the condition (financial or otherwise) of the Borrower. The Borrower has obtained and is in compliance with all licenses, permits, franchises, and governmen tal authorizations necessary for the ownership of its properties and the conduct of its business, for which failure to comply could materially adversely affect the condition (financial or otherwise of Borrower).

     N. Patents, Trademarks, and Authorizations. The Borrower owns or possesses all patents, trademarks, service marks, tradenames, copyrights, licenses, authorizations, and all rights with respect to the foregoing, necessary to the conduct of its business as now conducted without any material conflict with the rights of others.


                             ARTICLE VII

                        CONDITIONS OF LENDING

     The following conditions must be satisfied by the Borrower before the Bank shall have any obligation to make any advance under the Line of Credit or to make the Term Loan under this Agreement:

     A. Representations and Warranties. The representations and warranties of the Borrower contained in Article VI shall be true and correct as of the time of the making of each Loan with the same effect as if made on and as of such date.

     B. No Defaults. There shall exist no condition or event constituting an event of default under Article X hereof at the time of making of each loan hereunder.

     C. Performance. The Borrower shall have performed and complied with all agreements and conditions required to be performed or complied with by it prior to or at the time of making each loan hereunder.

     D. Officer's Certificate. The Borrower shall have delivered to the Bank, at the Bank's request, a signed certificate dated the date of each Loan made hereunder certifying to the matters covered by Sections A, B, and C of this Article VII.

     E. Opinions of Counsel. The Borrower shall deliver an opinion of its counsel, dated the date of this Agreement and, if the Term Loan is to be made, dated the date of the execution of the Term Loan Note, in substantially the form of Exhibits C-1 and C-2 annexed hereto, respectively.

     F. Documents to be Delivered. The Borrower shall have delivered to the Bank the Security Documents and any other related documents as may be reasonably required by the Bank. The Borrower also shall deliver such consents and waivers as may be required by the Bank from landlords and lessors to assure that the Bank's interest in the collateral described in Article V hereof is not subject to any claim by such landlords or lessors. The Borrower also shall have delivered such other items and documents as may be required or by the Bank including without limitation the Master Note and, if the Term Loan is to be made, the Term Loan Note.

     G. Certified Resolutions. The Borrower shall have delivered the Certificates of its Secretary, certifying as of the date of this Agreement, resolutions of its Board of Directors authorizing execution and delivery of this Agreement and any other agreements and notes to be delivered hereunder.

     H. Fees and Taxes. The Borrower shall have paid all filing fees, taxes, and assessments related to the borrowings and the perfection of any collateral security required hereunder.

     I. Insurance. The Borrower shall have delivered evidence satisfactory to the Bank of the existence of insurance required hereunder.


                             ARTICLE VIII

                  AFFIRMATIVE COVENANTS OF BORROWER

     So long as any obligations of Borrower to the Bank shall be outstanding unless the Bank shall otherwise consent in writing, the Borrower shall:

     A. Financial Statements. Furnish to the Bank as soon as available, but in no event more than ninety (90) days after the close of each fiscal year of Borrower, copies of annual consolidated and consolidating financial statements of Borrower, prepared in accordance with generally accepted accounting principles and certified and accompanied by an unqualified opinion by an independent certified public accountant satisfactory to the Bank. Said financial statements shall include at least a balance sheet, and a statement of profit and loss. Financial statements shall be accompanied by a certificate to the effect that to the best knowledge of said accountant and after due investiga tion, no Event of Default, or event which with the passage of time or notice or both would constitute an Event of Default, has occurred pursuant to Article X hereof (or specifying any such defaults).

     Borrower shall also furnish to the Bank unaudited unconsolidated financial statements not more than forty-five (45) days after the close of each fiscal quarter. Said statements shall: (i) be in reasonable detail satisfactory to the Bank, (ii) be prepared in accordance with generally accepted accounting principles, (iii) include at least a balance sheet and a statement of profit and loss, (iv) be accompanied by a certificate of the chief financial officer of Borrower to the effect that no Event of Default, or event which with the passage of time or notice or both would constitute an Event of Default, has occurred pursuant to Article X hereof (or specifying any such default), and (v) be certified to be true and correct by the chief financial officer of Borrower.

     B. Payments. Make all payments promptly and as the same become due under this Agreement and the notes related hereto.

     C. Existence. Cause to be done all things necessary to preserve and to keep in full force and effect its existence, rights, and franchises and to comply with all valid laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction.

     D. Maintenance of Properties. At all times maintain, preserve, protect, and keep its property used or useful in conducting its businesses in good repair, working order, and condition and from time to time, make all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times. In the event Borrower purchases additional vehicles or equipment covered by certificates to title, it shall promptly furnish such titles to the Bank.

     E. Current Ratio. Maintain its Consolidated Current Assets in relation to its Consolidated Current Liabilities so that the ratio of its Consolidated Current Assets to its Consolidated Current Liabilities is at least equal to 2.5 to 1 measured as at the end of each fiscal quarter.

     F. Minimum Working Capital. Maintain Borrower's Consolidated Working Capital so that it is not less than $7,360,000 as at the end of each fiscal quarter.

     G. Minimum Tangible Net Worth. Maintain Borrower's Consoli dated Tangible Net Worth so that it is not less than $11,000,000 as at the end of each fiscal quarter.

     H.   Debt to Worth Ratio.  Maintain Borrower's Consolidated
Indebtedness in relation to its Consolidated Tangible Net Worth so that the ratio of Borrower's Consolidated Indebtedness to its Consolidated Tangible Net Worth does not exceed a ratio of 1 to 1 measured as at the end of each fiscal quarter.

     I. Material Changes, Judgments, Defaults. Notify the Bank immediately of any material adverse change in its financial condition including the filing of any suits, judgments, or liens. Borrower shall notify the Bank of any change in its name, identity, or corporate or organizational structure. Borrower shall notify the Bank immediately of the occurrence of any Event of Default under Article X hereof, or of any event that with notice or the passage of time or both would constitute such an Event of Default.

     J. Other Reports and Inspections. Furnish to the Bank additional information, reports, or financial statements as the Bank may, from time to time, reasonably request.

     The Borrower shall permit any person designated by the Bank to inspect the property, assets, and books of the Borrower at reasonable times, and shall discuss its affairs, finances, and accounts at reasonable times with the Bank from time to time as often as may be reasonably requested.

     K. Taxes. Pay and discharge all taxes, assessments, levies, and governmental charges upon the Borrower, its income and property, prior to the date on which penalties are attached thereto, provided, however, that the Borrower may challenge any tax by appropriate proceedings diligently pursued so long as no lien or charge against the assets of the Borrower attaches prior to the resolution of such contest.

     L. Insurance. Maintain or cause to be maintained insurance, of kinds and in amounts satisfactory to the Bank, with responsible insurance companies on all of its real and personal properties in such amounts and against such risks as are prudent, including but not limited to, insurance against loss by fire and theft, worker's compensation insurance, and liability insurance. The Borrower shall also maintain flood insurance covering any of its properties located in flood zones. The Borrower shall provide to the Bank, upon its request, a detailed list of its insurance carriers and coverage and shall obtain such additional insurance as the Bank may reasonably request. Insurance policies shall show the Bank as loss payee as its interests may appear and shall provide for at least thirty (30) day's prior notice of cancellation to the Bank.

     M. ERISA Compliance. Comply in all material respects with the provisions of ERISA and regulations and interpretations related thereto.

     N. Franchises/Permits/Laws. Preserve and keep in full force and effect all franchises, permits, licenses, and other authority as are necessary to enable it to conduct its business as being conducted on the date of this Agreement and comply with all laws, regulations, and requirements now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction over it.


                              ARTICLE IX

                    NEGATIVE COVENANTS OF BORROWER

     So long as any obligations of Borrower to the Bank shall be outstanding unless the Bank shall otherwise consent in writing, the Borrower shall not, directly or indirectly:

     A. Mortgages and Liens. Create, incur, assume, or allow to exist, voluntarily or involuntarily, any mortgage, pledge, lien or other encumbrance of any kind (including the charge upon property purchased under conditional sales or other title retention agreements) upon, or any security interest in, any assets of the Borrower, except: (i) a springing lien similar to that provided to the Bank pursuant to Article V hereof may be granted to another financial institution in the Specified Collateral to secure up to an aggregate principal amount of $3,000,000 of Indebtedness provided that such other financial institu tion shall enter into an Inter-Creditor Agreement with the Bank which is reasonably satisfactory to the Bank in form and substance, (ii) any mortgage or security interest in real estate (including fixtures) securing indebtedness in any amount (provided that the Borrower shall remain in full compliance with all other covenants hereunder after giving effect to such Indebtedness), and (iii) any mortgage, security interest, pledge or assignment pertaining to assets of the Borrower other than the Specified Collateral securing Indebtedness in addition to that referred to in clauses "(i)" and "(ii)" above up to an aggregate principal amount of $500,000.

     B. Borrowings and Contingent Liabilities. Incur loans or become liable in any manner with respect to borrowed monies excluding:
(1) trade accounts payable in the ordinary course of business, (2) Pre-Existing Debt, and (3) Indebtedness from another financial institution up to an aggregate principal amount of $3,000,000, (4) Indebtedness secured by real estate (including fixtures) in any amount (provided that Borrower shall remain in full compliance with all other covenants hereunder after giving effect to such indebtedness), and (5) other Indebtedness up to an aggregate amount of $500,000. Borrower shall not assume, guarantee, endorse, contingently agree to purchase, or otherwise become liable in any manner upon any obligation, contingent or otherwise, whether funded or current, or guarantee the dividends of any person, firm, corporation, or other entity, except for endorsement of negotiable instruments for deposit, collection, or similar transactions in the ordinary course of business and except for guarantees of the obligations of persons or entities provided to the Bank.

     C. Loans and Investments. Make loans or advances to any person, firm, joint venture, corporation or other entity whatsoever except for (i) normal advances to cover travel or similar expenses of employees in the ordinary course of business, (ii) loans to or investments in subsidiaries or affiliates of the Borrower not in excess of One Hundred Thousand Dollars ($100,000) in the aggregate at any time outstanding, provided however, that such affiliate loans or investments may be prohibited at any time by the Bank in its sole discretion, and
(iii) loans which are subordinated in right of payment to the Bank in a form reasonably acceptable to the Bank.

     D. Mergers, Sales and Acquisitions. Without the prior written consent of the Bank which will not be unreasonably withheld, (i) enter into any merger or consolidation (including inter-company mergers and consolidations), (ii) acquire all or substantially all the stock or assets of any person, firm, joint venture, corporation, or other entity, or (iii) sell, lease, transfer, or otherwise dispose of any of its assets except in the ordinary course of its business; provided that such mergers, consolidations and acquisitions shall be permitted if immediately after giving effect thereto (i) Borrower shall be in full compliance with all terms, conditions and covenants of this Agreement, and (ii) the management or control of the Borrower shall not have been materially changed (except for material changes approved in writing by the Bank), and (iii) the type of business conducted by the Borrower is not materially changed (except for material changes approved in writing by the Bank).

     E. Amendments. Without the prior written consent of the Bank which will not be unreasonably withheld, amend or modify its Certificate of Incorporation, By-laws, or other governing instruments.

     F. Dividends and Purchase of Borrower Stock; Distributions. Declare or pay any dividends or apply any of its property to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or make any other distribution by reduction of capital or otherwise in respect of, any shares of the Borrower's capital stock; provided, however, that (i) with respect to any year Borrower may pay dividends and make capital distributions to the Shareholders or may repurchase stock if and only if the sum of such payments and distributions and purchases does not exceed 50% of Borrower's Consolidated Net Income for such fiscal year, and (ii) no Event of Default shall exist.

     G. Judgments. Allow any judgments to exist against it in excess of Fifty Thousand Dollars ($50,000) which are not fully covered by insurance or for which an appeal or other proceeding for the review thereof shall not have been taken and for which a stay of execution pending such appeal shall not have been obtained.

     H. Material Changes. Permit any material adverse change to be made in the basic character of its business, management, nature of operations as carried on at the date of execution of this Agreement, or financial condition.

     I. ERISA. Allow any action, event, or transaction to occur which could give rise to a lien or encumbrance on Borrower's assets as a result of the application of relevant provisions of the Employee
Retirement Income Security Act of 1974.

     J. Margin Securities. Allow any proceeds of the Term Loan or the Line of Credit to be used for the purpose of carrying margin securities within the meaning of Regulation U of the Board of Governors of the Federal Reserve.


                              ARTICLE X

                               DEFAULTS

     A. Defaults. The following events (hereinafter called "Events of Default") shall constitute defaults under this Agreement and under any notes or obligations executed in connection herewith, provided however, (i) with respect to subsections 2, 3, 6 and 7 of this Section A that the Bank has given Borrower twenty (20) days notice of same and such default remains unremedied within said twenty (20) day period, or
(ii) that twenty (20) days have passed since notice pursuant to Section I of Article VIII hereof has been given to Bank by Borrower and such default remains unremedied within said twenty (20) days period, or (iii) that twenty (20) days have passed since Borrower should have given notice pursuant to said Section I of Article VIII with respect to defaults pursuant to subsection 2 of this section A.

     1. Nonpayment. Failure to make any payments of any type under the terms of this Agreement, or of any of the agreements contemplated hereunder, or under the terms of any notes related hereto, within ten
(10) days after the same have become past due.

     2. Performance. Failure by Borrower or any guarantor of obligations covered hereby to observe or perform any other condition, covenant, or term of this Agreement or any other agreement with the Bank, excluding, however, Section I of Article VIII.

     3. Reports. Failure to provide any report or financial statement or certificate of no default, or to allow any inspection for which this Agreement provides.

     4. Representations. Failure of any representation or warranty made in connection with the execution and performance of this Agreement or any certificate of officers pursuant hereto, to be truthful, accurate or correct in any material respect.

     5. Financial Difficulties. Financial difficulties of Borrower as evidenced by:

     a. any admission in writing of inability to pay debts as they become due; or

     b. the filing of a voluntary petition in bankruptcy, or under any chapters of the Bankruptcy Code, or under any Federal or state statute providing for the relief of debtors, or any similar proceeding shall be commenced against the Borrower without the application or consent of the Borrower and such proceeding shall continue undismissed for a period of 60 days, or an order for relief against the Borrower shall be entered against the Borrower in an involuntary case under the Bankruptcy Code; or

     c.   making an assignment for the benefit of creditors; or

     d. consenting to the appointment of a trustee or receiver for all or a major part of its property; or

     e. the entry of a court order appointing a receiver or a trustee for all or a major part of its property; or the occurrence of any event, action, or transaction which could give rise to a lien or encumbrance on Borrower's assets as a result of application of relevant provisions of the Employee Retirement Income Security Act of 1974.

     6. Documents and Guarantees. Failure of any agreement, document, or guarantee executed in connection herewith to remain in full force and effect, or any repudiation of the same by any party thereto.

     7. Repayment Impaired. Material or reasonably projected material change or any other condition by reason of which the Bank in good faith believes the Borrower's ability to timely repay its obligations is impaired.

     8. Cash Flow Failure. Failure by the Borrower to maintain its Consolidated Debt Coverage Cash Flow in relation to its Consolidated Current Portion of funded Indebtedness so that the ratio of its Consolidated Debt Coverage Cash Flow to its Consolidated Current Portion of Funded Debt fails to be greater than 1.5 to 1 measured at the end of six consecutive quarters.

     9. Default Under Other Indebtedness. The occurrence and continuation of an event of default (after the expiration of applicable notice, grace, or cure periods, if any) with respect to any Indebtedness of Borrower in excess of $100,000.

     B. Remedies. If any one or more Events of Default occur, the Bank may, at its option, take either or both of the following actions at the same or different times: (i) terminate any further commitments or obligations of the Bank, and (ii) accelerate all obligations of Borrower to the Bank such that the same become forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.

     In case any such Events of Default shall occur, the Bank shall be entitled to use any legal remedy, and the Bank shall be entitled to recover judgment against the Borrower for all obligations of Borrower to the Bank either before, or after, or during the pendency of any proceedings for the enforcement of any security interests or guarantees and, in the event of realization of any funds from any security or guarantee and application thereof to the payment of the obligations due, the Bank shall be entitled to enforce payment of and recover judgment for all amounts remaining due and unpaid upon such obligations. The Bank may proceed to protect and enforce its rights by any other appropriate proceedings, including action for the specific performance of any covenant or agreement contained in this Agreement and other agreements contemplated hereunder held by the Bank.


                              ARTICLE XI

                            MISCELLANEOUS

     A. Waiver. No failure on the part of the Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or the Notes shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

     B. Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telegraph, cable or in writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature page hereof or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier, delivered to the telegraph or cable office or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

     C. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Bank may not assign its rights under the Security Documents so long as the Security Documents are held in escrow pursuant to Section B.1 of Article V.

     D. Confidentiality. The Bank will use its best efforts to maintain the confidentiality of all non-public information obtained by the Bank pursuant to this Agreement and designated in writing by the Borrower as confidential and useful to trade competitors or investors ("Confidential Information"); provided, however, that the Bank may disclose any such Confidential Information to its officers, employees and agents and to the independent auditors and counsel of the Bank, and may disclose to other Persons any such Confidential Information (a) as shall be required or requested by any municipal, state or federal regulatory body or any successor thereto having or claiming to have jurisdiction over the Bank, (b) as shall be required by or appropriate in response to any summons or subpoena or in connection with any litigation or (c) to the extent that the Bank shall believe it appropriate in order to protect the Bank's interests in the Loans or in order to comply with any law, order, regulation or ruling applicable to the Bank.

     E. Entire Agreement. This Agreement contains the entire agreement and is the final expression between the Borrower and the Bank with respect to all subject matters contained herein, and may not be contradicted by evidence of any prior or contemporaneous agreement. This Agreement cannot be amended, modified or changed in any way except by a written instrument executed by the Borrower and the Bank.

     F. Severability. In the event that any one or more of the provisions contained in the Revolving Line Note of this Agreement, or any other agreement, document, or guarantee related hereto shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Revolving Line Note, this Agreement, or such other agreement, document, or guarantee.

     G. Governing Law. This Agreement and the notes and agreements hereunder, together with all of the rights and obligations of the parties hereto, shall be construed, governed and enforced in accordance with the laws of the State of New York.

     H. Set-off. The Bank shall have a right of set-off, in the full amount of all of Borrower's obligations to the Bank, against any deposits, assets held by, or other amounts owed by the Bank to or held by the Bank for, the Borrower as well as a lien on any and all property of the Borrower, which is or may be in the Bank's possession.


                             ARTICLE XII

                             Definitions

     A. Accounting Terms and Determinations, Generally. Unless otherwise specified herein, all accounting terms used and/or defined herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Bank hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the audited consolidated financial statements of the Borrower and its consolidated Subsidiaries (if any). The term "inter-company items" means debits and credits between a Person and its Subsidiaries or between such Subsidiaries. All references to a Subsidiary or subsidiar ies of any Person shall be deemed to mean if any shall exist. For so long as such Person has no Subsidiary, all definitions and covenants referring to such Person and its Subsidiaries on a consolidated basis and all references to consolidated financial statements shall be deemed to refer to such Person alone, but shall remain applicable in all other respects.

     B. As used in this Agreement, the following terms shall have the following meanings.

     "Consolidated Current Assets" means, in respect of a Person and its Subsidiaries on a consolidated basis, all assets of such Person and its Subsidiaries which should, in accordance with GAAP be classified as current assets after eliminating inter-company items, but in any event excluding any assets which are pledged or deposited as security for, or for the purpose of paying, any Indebtedness (other than Indebtedness incurred pursuant to and under this Agreement).

     "Consolidated Current Liabilities" means, in respect of a Person and its Subsidiaries on a consolidated basis, all Indebtedness of such Person and its Subsidiaries which should, in accordance with GAAP, be classified as current liabilities after eliminating inter-company items.

     "Consolidated Debt Coverage Cash Flow" means, in respect of a Person and its Subsidiaries on a consolidated basis and in respect of any period of calculation, the sum of Consolidated Net Income, plus Consolidated Depreciation, plus Consolidated Non-Cash Expense Items.

     "Consolidated Depreciation" means, in respect of a Person and its Subsidiaries on a consolidated basis and in respect of any period of calculation, the economic depreciation of the assets of such Person and its Subsidiaries computed in accordance with GAAP and as such item is utilized from time to time in the computation of such Person's Consolidated Net Income.

     "Consolidated Current Portion of Funded Indebtedness" means, in respect of a Person and its Subsidiaries on a consolidated basis and in respect of any period of calculation, all principal paid in respect of current maturities of Consolidated Funded Indebtedness.

     "Consolidated Funded Indebtedness" means, in respect of a Person and its Subsidiaries on a consolidated basis, all Funded Indebtedness of such Person and its Subsidiaries after eliminating inter-company items.

     "Consolidated Net Income" means, in respect of a Person and its Subsidiaries on a consolidated basis and in respect of any period of calculation, the net income of such Person and its Subsidiaries computed in accordance with GAAP and as such item is reported from time to time on such Person's consolidated statement of income and retained earnings.

     "Consolidated Non-Cash Expense Items" means, in respect of a Person and its Subsidiaries on a consolidated basis and in respect of any period of calculation, all non-cash charges or credits deducted from income to obtain net income.

     "Consolidated Tangible Net Worth" means, in respect of Borrower and its Subsidiaries on a consolidated basis, the consolidated stockholders' equity in such Person and its Subsidiaries determined in accordance with GAAP, except that there shall be deducted therefrom all intangible assets (other than leasehold improvements) of the Borrower and its Subsidiaries, such as organization costs, unamortized debt discount and expense, goodwill, patents, trademarks, copyrights, contractual franchises, research and development expenses, any amount reflected as treasury stock and all amounts due from Affiliates.

     "Consolidated Working Capital" means the excess of Consolidated Current Assets over Consolidated Current Liabilities on any date on which such computation is made.

     "Expiration Date" means July 31, 1994.

     "Funded Indebtedness" means and includes (i) any Indebtedness which matures more than one year from the date of determination, (ii) any Indebtedness regardless of its term, if such Indebtedness is renewable pursuant to the terms thereof, or of a revolving credit or a similar agreement, to a date more than one year from the date of determination, and (iii) any Indebtedness, regardless of its term, which by its terms or the agreement pursuant to which it is issued may be paid with the proceeds of another Indebtedness which may be incurred pursuant to the terms of such first mentioned Indebtedness or of such agreement, which other Indebtedness matures more than one year from the date of determination.

     "GAAP" shall mean generally accepted accounting principles consistently applied in the United States.

     "Guaranty" shall mean, with respect to any Person, all guaranties of, and all other obligations which in effect guaranty any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, including obligations incurred through an agreement, contingent or otherwise, by such Person:

     (1) to purchase such Indebtedness or obligation or any Property constituting security therefor;

     (2)  to advance or supply funds

          (A) for the purchase or payment of such Indebtedness or obligation, or

          (B) to maintain working capital or any balance sheet or income statement condition;

     (3) to lease Property or to purchase securities or other property or services, primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the indebtedness or obligation; or

     (4) otherwise to assure the owner of such Indebtedness or obligation, or the primary obligor, against loss;

but excluding endorsements in the ordinary course of business of negotiable instruments for deposit or collection.

     The amount of any Guaranty shall be deemed to be the maximum amount for which such Person may be liable upon the occurrence of any contingency or otherwise, under or by virtue of the Guaranty.

     "Indebtedness" shall mean all items (other than capital stock, additional paid-in capital, retained earnings and deferred credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date on which Indebtedness is to be determined. "Indebtedness" shall also include, whether or not so reflected, (i) indebtedness, obliga tions, and liabilities secured by any mortgage, pledge or lien existing on property owned subject to such mortgage, pledge or lien whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed, (ii) all Guaranties, (iii) obligations as lessee under leases which should have been or should be reported as capital leases in accordance with GAAP, and (iv) the amount of any reimbursement obligation in respect of any letter of credit, but, if such letter of credit is issued in connection with the account party's ordinary course of business such as but not limited to performance bonds or other similar bonds, the purchase of goods and the payment of insurance premiums, only to the extent that drafts under such letter of credit shall have been honored and, in any case, only to the extent that the liability covered by such letter of credit would not be included in determining total liabilities as shown on the liability side of a balance sheet as at the date on which Indebtedness is to be determined, but shall not include (a) any indebtedness evidences of which are held in treasury (but the subsequent resale of such indebtedness shall be deemed to constitute the creation thereof), (b) any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with the proper depository, in trust, money (or evidence of such indebtedness as permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness, and (c) any portion of any indebtedness to the extent that there shall have been deposited with the proper depository, in trust, money or cash equivalents to pay, redeem or satisfy a portion of such indebtedness, whether pursuant to sinking fund payments or any similar or other arrangement, provided, however, that, in subclauses (b) and
(c), if such deposit is not irrevocable, it must be expressly required by the terms of such indebtedness or by a financing arrangement with respect thereto with a party which is not an Affiliate.

     "Loans" means the principal amount of all debt evidenced by the Notes (including all advances under the Line of Credit) and all interest and charges due thereon.

     "Notes" means the Master Note and the Term Loan Note.

     "Person" means an individual, a corporation, a company, a voluntary association, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumental ity or political subdivision thereof.

     "Pre-Existing Debt" means all debt of the Borrower for payment of borrowed money (and excluding trade debt) and all commitments by any Person to make loans of money to Borrower in existence on the date of this Agreement, including refinancing of such debt on substantially similar terms.

     "Pre-Existing Liens" means all contractual liens, mortgages and security interests in existence on the date of this Agreement whereby an interest in the Borrower's property is granted as security for payment of Indebtedness.

     "Security Agreement" shall mean the Security Agreement executed and delivered by the Borrower to the Bank of even date herewith pursuant to Section A of Article V hereof.

     "Specified Collateral" means all of the Borrower's "Accounts", "Inventory", "Chattel Paper" and "General Intangibles", as such terms are further defined in the Security Agreement.

     "Specified Event" means the failure by the Borrower to maintain its Consolidated Debt Coverage Cash Flow in relation to its Consolidated Current Portion of Funded Indebtedness so that the ratio of its Consolidated Debt Coverage Cash Flow to its Consolidated Current Portion of Funded Debt is greater than 1.5 to 1 measured at the end of any fiscal quarter of the Borrower.

     "Subsidiary" shall mean, in respect of any Person, any corpora tion, association or partnership of which at least a majority of the outstanding Voting Stock, voting power or ownership interest is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries or by such Person and one or more of the Subsidiaries.

     "Voting Stock" shall mean the shares of stock of a corporation having by the terms thereof ordinary voting power to elect the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contin gency).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

               DETECTION SYSTEMS, INC.


               By: /s/ Frank J. Ryan
               Name:  Frank J. Ryan
               Title: Vice President

               Address for Notices:

                 130 Perinton Parkway
                 Fairport, New York  14450
                 Attention: Frank J. Ryan
                            Vice President

               NORSTAR BANK, National Association


               By: /s/ Jeffrey S. Holmes
               Name:  Jeffrey S. Holmes
               Title: Vice President

               Payment Office and Address for Notices:

               One East Avenue
               Rochester, New York  14638
               Attention:  Detection Systems
                           Account Officer

                              EXHIBIT B

                            TERM LOAN NOTE



                                                   Rochester, New York

                                                  Date:  July 31, 1994
$

     FOR VALUE RECEIVED, THE UNDERSIGNED, DETECTION SYSTEMS, INC., a New York corporation ("Borrower"), hereby promises to pay to the order of NORSTAR BANK, NATIONAL ASSOCIATION ("Bank") at its principal office at One East Avenue, Rochester, New York 14638, the principal sum of
         Dollars ($         ) on August 1, 1999.

     Unpaid principal shall bear interest at a rate per annum equal to six-tenths of one percent (.6% or .006) above the "prime" commercial loan rate of the Bank established or announced from time to time (or the equivalent thereof) until paid in full, but never exceeding the maximum rate allowed by law. All changes in the interest rate due to a change in the prime rate shall take place automatically and without notice to Borrower as of the effective date of the change in such prime rate. Interest shall be calculated on the basis of a 360 day year. Accrued interest is due and payable on the first business day of each calendar month beginning September 1, 1994 and continuing until the principal is paid in full.

     The Borrower shall make sixty (60) monthly principal payments in
the amount of $                  commencing on September 1, 1994 and
continuing on the first day of each of the next succeeding fifty-nine
(59) months. All remaining principal and interest shall be due and payable in full on August 1, 1999.

     This Note is the "Term Loan Note" referred to in, and is entitled to the benefits of the Credit Agreement dated as of December 31, 1991, between Borrower and the Bank which Agreement among other things contains provisions for prepayment and for the acceleration of the maturity hereof upon the happening of certain stated events.

     Any payment not received within ten (10) days after the date due may be subject to an additional late charge equal to two percent (2%) of the payment due.

     This Note is freely prepayable at any time in whole or in part without premium or penalty.

                    DETECTION SYSTEMS, INC.


                    By

                    Its

                             EXHIBIT C-1

                     DRAFT OF OPINION OF COUNSEL
                                       , 1991


Norstar Bank, National Association
One East Avenue
Rochester, New York 14238


     We are general legal counsel to Detection Systems, Inc. (the "Company"), a corporation having a principal place of business at 130 Perinton Parkway, Rochester, New York 14450. As such, we are familiar with the character and operation of the Company. We are admitted to practice law in the State of New York.

     We have reviewed the following documents executed and delivered by the Company and the Subsidiaries this date (hereinafter collectively referred to as the "Contract Documents").

     1.   Credit Agreement between the Company and you.

     2. Master Note issued by the Company to you pursuant to the Credit Agreement.

     3. Accounts, Inventory, Chattel Paper and General Intangibles Securities Agreement granted by the Company to you.

     We have examined the originals or conformed copies of such corporate records, agreements and instruments of the Company, certifi cates of public officials and of officers of the Borrower, and such other documents and records, and such matters of law, as we have deemed appropriate as a basis for the opinions hereinafter expressed.

     In rendering this opinion, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any documents or other instruments submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

     Based upon and subject to the foregoing, and upon an examination of such other documents and instruments and an investigation of such other matters of law as we have deemed necessary to render this opinion, we are of the opinion that:

     1. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York and is duly qualified in those jurisdictions where the nature of the business transacted by the Company makes such qualification necessary.

     2. The Company has all necessary power and authority to enter into the Contract Documents and to perform the terms and provisions thereof.

     3. The Company has taken all necessary action to authorize the execution, delivery and performance of the Contract Documents such that the Contract Documents constitute legal, valid, and binding agreements of the Company and the Subsidiaries, enforceable in accordance with their terms, except

     (a) to the extent that enforceability may be subject to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) including, among others, limitations on the availability of equitable remedies; and

     (b) to the extent that enforceability may be limited by applicable bankruptcy, reorganization, arrangements, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally as at the time in effect.

     4. The execution, delivery, and performance by the Company and the Subsidiaries of the Contract Documents does not and will not violate or contravene any law applicable to the Company or the Subsidiaries, their assets, any provision of their constitutional documents, any governmental rule, regulation, or order applicable to the Company and the Subsidiaries, or the provisions of any indenture, mortgage, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiar ies is bound.

     5. All governmental and other consents that are required to have been obtained by the Company or the Subsidiaries with respect to the Contract documents or any supporting documents to which the Company or any of the Subsidiaries is a party have been obtained and are in full force and effect, and all conditions of any such consents have been complied with.

     6. There is no action, proceeding or investigation pending or threatened (or any basis known therefor) which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs, condition (financial or otherwise), properties or prospects of the Company or in any material liability on the part of the Company.

               Very truly yours,

                             EXHIBIT C-2

                     DRAFT OF OPINION OF COUNSEL
                                       , 1994


Norstar Bank, National Association
One East Avenue
Rochester, New York 14238


     We are general legal counsel to Detection Systems, Inc. (the "Company"), a corporation having a principal place of business at 130 Perinton Parkway, Rochester, New York 14450. As such, we are familiar with the character and operation of the Company. We are admitted to practice law in the State of New York.

     We have reviewed the following documents executed and delivered by the Company and the Subsidiaries this date (hereinafter collectively referred to as the "Contract Documents").

     1.   Credit Agreement between the Company and you.

     2. Term Note issued by the Company to you pursuant to the Credit Agreement.

     3. Accounts, Inventory, Chattel Paper and General Intangibles Securities Agreement granted by the Company to you.

     We have examined the originals or conformed copies of such corporate records, agreements and instruments of the Company, certifi cates of public officials and of officers of the Borrower, and such other documents and records, and such matters of law, as we have deemed appropriate as a basis for the opinions hereinafter expressed.

     In rendering this opinion, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any documents or other instruments submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

     Based upon and subject to the foregoing, and upon an examination of such other documents and instruments and an investigation of such other matters of law as we have deemed necessary to render this opinion, we are of the opinion that:

     1. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York and is duly qualified in those jurisdictions where the nature of the business transacted by the Company makes such qualification necessary.

     2. The Company has all necessary power and authority to enter into the Contract Documents and to perform the terms and provisions thereof.

     3. The Company has taken all necessary action to authorize the execution, delivery and performance of the Contract Documents such that the Contract Documents constitute legal, valid, and binding agreements of the Company and the Subsidiaries, enforceable in accordance with their terms, except

     (a) to the extent that enforceability may be subject to limitations imposed by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) including, among others, limitations on the availability of equitable remedies; and

     (b) to the extent that enforceability may be limited by applicable bankruptcy, reorganization, arrangements, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally as at the time in effect.

     4. The execution, delivery, and performance by the Company and the Subsidiaries of the Contract Documents does not and will not violate or contravene any law applicable to the Company or the Subsidiaries, their assets, any provision of their constitutional documents, any governmental rule, regulation, or order applicable to the Company and the Subsidiaries, or the provisions of any indenture, mortgage, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiar ies is bound.

     5. All governmental and other consents that are required to have been obtained by the Company or the Subsidiaries with respect to the Contract documents or any supporting documents to which the Company or any of the Subsidiaries is a party have been obtained and are in full force and effect, and all conditions of any such consents have been complied with.

     6. There is no action, proceeding or investigation pending or threatened (or any basis known therefor) which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs, condition (financial or otherwise), properties or prospects of the Company or in any material liability on the part of the Company.

               Very truly yours,

                      CREDIT AGREEMENT AMENDMENT

     THIS CREDIT AGREEMENT AMENDMENT is made this 31st day of March, 1992 between Norstar Bank, National Association, a national banking corporation with offices at One East Avenue, Rochester, New York 14638 (called the "Bank") and Detection Systems, Inc., a New York corporation doing business at 130 Perinton Parkway, Fairport, New York 14450 (called the "Borrower").

     WHEREAS, the Bank and the Borrower entered into a Credit Agreement dated as of December 31, 1991 (the "Credit Agreement"); and

     WHEREAS, the Bank has agreed with the Borrower to modify certain terms of the Credit Agreement; and

     WHEREAS, the Borrower has agreed that its obligations under the Credit Agreement shall continue notwithstanding the modifications,

     NOW, THEREFORE, the Borrower and the Bank agree as follows:

     1. The second paragraph of Article VIII, Section A, shall be amended to read as follows:

          Borrower shall also furnish to the Bank its unaudited financial statements not more than forty-five (45) days after the close of each fiscal quarter. Said statements shall: (i) be in reasonable detail satisfactory to the Bank, (ii) be prepared in accordance with generally accepted accounting principles, (iii) include at least a balance sheet and a statement of profit and loss, (iv) be accompanied by a certificate of the chief financial officer of Borrower to the effect that no Event of Default, or event which with the passage of time or notice or both would constitute an Event of Default, has occurred pursuant to Article X hereof (or specifying any such default), and (v) be certified to be true and correct by the chief financial officer of Borrower. If the Borrower shall create or acquire any Subsidiary, the financial statements required by this paragraph shall be deemed to refer to consolidated and consolidating statements of each type that is required.

          2. Article IX, Section F, shall be amended to read as follows:

          F. Dividends and Purchase of Borrower Stock; Distributions. Declare or pay any dividends or apply any of its property to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or make any other distribution by reduction of capital or otherwise in respect of, any shares of the Borrower's capital stock; provided, however, that (i) with respect to any year Borrower may pay dividends and make capital distributions to the Shareholders or may repurchase stock if and only if the sum of such payments and distributions and purchases does not exceed 50% of Borrower's Consolidated Net Income for the immediately preceding fiscal year, and (ii) no Event of Default shall exist.

     IN WITNESS WHEREOF, the parties have caused this Credit Agreement Amendment to be executed by their duly authorized officers as of the date above written.

                              NORSTAR BANK, N.A.

                              By:  /s/ Jeffery S. Holmes

                              Title:  Vice President

                              DETECTION SYSTEMS, INC.


                              By:  /s/ Frank J. Ryan

                              Title:  Vice President

                SECOND AMENDMENT TO CREDIT AGREEMENT


     THIS SECOND AMENDMENT TO CREDIT AGREEMENT, is made this 29th day of March, 1995, between FLEET BANK, successor by merger to Norstar Bank, National Association, at One East Avenue, Rochester, New York 14638 (called the "Bank") and DETECTION SYSTEMS, INC., at 130 Perinton Parkway, Fairport, New York 14450 (called the "Borrower") agree as follows:

     WHEREAS, the Bank and the Borrower entered into a certain Credit Agreement dated as of December 31, 1991, which credit agreement was amended by a certain Credit Agreement Amendment dated March 31, 1992 (collectively, the "Credit Agreement"); and

     WHEREAS, the Bank has agreed with the Borrower to modify certain terms of the Credit Agreement; and

     WHEREAS, the Borrower has agreed that its obligations under the Credit Agreement shall continue notwithstanding the modifications,


     NOW THEREFORE, the Bank and the Borrower agree as follows:

1. Article I of the Credit Agreement is hereby amended to read in its entirety as follows:

                                LOANS

A. Line of Credit. The Bank shall make available to the Borrower a revolving line of credit (the "Line of Credit") in a maximum aggregate amount not to exceed $4,500,000.

     The Borrower from time to time may request advances and may reborrow hereunder so long as aggregate amounts outstanding under the Line of Credit at any time never exceed the maximum amount available hereunder. Advances may be requested in person, in writing, or by telephone. Checks written on the Borrower's Cash Concentration Account (described herein) shall be treated as requests for advances under the Line of Credit.

     The principal amount of all loans outstanding from time to time under the Line of Credit shall bear interest, payable on the first day of each calendar month and at the Expiration Date, at one hundred (100) basis points above the LIBOR Rate, but never exceeding the Prime Rate, and never exceeding the maximum rate allowed by law. Changes in the rate of interest applicable to the Line of Credit shall become effective automatically and without notice on each Rate Change Date. Interest shall be calculated based on actual days elapsed divided by a year of 360 days.

     The Bank may increase the rate of interest on loans outstanding under the Line of Credit by one hundred (100) basis points in the event that the Borrower fails to maintain all of its depository relationships with the Bank.

     All cash or cash equivalent proceeds from the sale of the Borrower's inventory, and all proceeds from the collection of the Borrower's accounts receivable shall be deposited in a Cash Concentration Account with the Bank. So long as amounts are outstanding under the Line of Credit, said Account shall be accessible only by the Bank and all collected funds in excess of $125,000 shall be applied daily to payment of the Borrower's indebtedness under the Line of Credit, which indebtedness shall be evidenced by an Amended and Restated Master Note in substantially the form of Exhibit A attached hereto and made a part hereof (the "Amended and Restated Master Note"). The Line of Credit shall terminate on the Expiration Date.

     The Borrower shall pay to the Bank in advance each year an annual facility fee equal to sixty (60) basis points (.60%) of the maximum available credit under the Line of Credit.

B. Term Loan. Subject to the terms and conditions of this Agreement, the Bank shall loan to the Borrower on the Expiration Date the unpaid principal balance of the Line of Credit outstanding on the Expiration Date (the "Term Loan"). The Term Loan shall be evidenced by an Amended and Restated Term Note in substantially the form attached hereto as Exhibit B (the "Amended and Restated Term Note"). Proceeds of the Term Loan shall be used to repay the Line of Credit.

     Outstanding amounts of the Term Loan shall bear interest until paid in full at one hundred sixty (160) basis points above the LIBOR Rate, but never exceeding the Prime Rate plus .60%, and never exceeding the maximum rate allowed by law. Changes in the rate of interest applicable to the Amended and Restated Term Note shall become effective automatically and without notice on each Rate Change Date. Interest shall be calculated based on actual days elapsed divided by a year of 360 days.

     The Bank may increase the rate of interest on outstanding amounts of the Term Loan by one hundred (100) basis points in the event that the Borrower fails to maintain all of its depository relationships with the Bank.

     The Borrower shall make sixty (60) equal monthly principal payments pursuant to the Amended and Restated Term Note in substantially equal amounts based upon the principal amount of the Amended and Restated Term Note and pursuant to a schedule to be annexed to the Amended and Restated Term Note commencing on the first day of the second calendar month following the Expiration Date (December 1, 1997), and continuing on the first day of each of the next succeeding month. Each principal payment shall be accompanied by a payment of all accrued interest. All remaining principal and interest shall be due and payable in full on October 31, 2002.

C. Late Payments. Any payment of any kind (including without limitation a payment of principal, interest, or expenses) not made within ten (10) days after the same shall become due under this Agreement or the Notes shall be subject to an additional late payment charge equal to five percent (5%) of the payment due.


2. Article III of the Credit Agreement is hereby amended to read in its entirety as follows:

                             PREPAYMENTS

     The Line of Credit shall be freely prepayable in whole or in part at the option of the Borrower, but only on a Rate Change Date and after five (5) business days' prior written notice, or upon payment of all Break Costs. The Term Loan shall be freely prepayable in whole or in part at the option of Borrower, but only on a Rate Change Date and after five (5) business days' prior written notice, or upon payment of all Break Costs. All prepayments shall be applied first to items described in Article IV hereof, then to all accrued interest and then unless otherwise specifically directed by the Borrower, in such order and to such obligations as the Bank in its sole discretion may choose without penalty.
3. (a) Article VIII, Sections F and G of the Credit Agreement are hereby amended to read in their entireties as follows:

     F.   Minimum Working Capital.  Maintain the Borrower's
Consolidated Working Capital so that it is not less than $9,000,000 as at the end of each fiscal quarter.

     G.   Minimum Tangible Net Worth.  Maintain the Borrower's
Consolidated Tangible Net Worth so that it is not less than $15,000,000 as at the end of each fiscal quarter.

     (b)  Article VIII, is hereby further amended to redesignate
Sections "I," "J," "K," "L," "M," and "N" to "J," "K," "L," "M," "N,"
and "O" respectively.

     (c) Article VIII, is hereby further amended to add new Section "I" to read in its entirety as follows:

     I.   Minimum Debt Service Coverage.  Maintain the Borrower's
Consolidated Debt Coverage Cash Flow in relation to its Consolidated Current Portion of funded Indebtedness so that the ratio of its Consolidated Debt Coverage Cash Flow to its Consolidated Current Portion of Funded Debt is at least equal to 1.5 to 1 measured as at the end of each fiscal quarter.

4. Article X, Section 8 of the Credit Agreement is hereby amended to read in its entirety as follows:

     8. Cash Flow Failure. Failure by the Borrower to maintain its Consolidated Debt Coverage Cash Flow in relation to its Consolidated Current Portion of funded Indebtedness so that the ratio of its Consolidated Debt Coverage Cash Flow to its Consolidated Current Portion of Funded Debt fails to be greater than 1.5 to 1 measured at the end of each fiscal quarter.

5. Article XII of the Credit Agreement is hereby amended to include the following definitions in their entireties in alphabetical order as follows:

          "Break Costs" shall mean an amount equal to the amount (if any) required to compensate the Bank for any additional losses (including without limitation any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or funds acquired by the Bank to fund or maintain the Line of Credit and Term Loan), costs, and expenses (including without limitation penalties) it may reasonably incur as a result of or in connection with prepayments by the Borrower.

          "Increased Cost" means any additional amounts sufficient to compensate any Bank for any increased costs of funding or maintaining the Borrower's obligations to the Bank, including those related to this Agreement and obligations under the Amended and Restated Master Note and the Amended and Restated Term Note, as a result of any law or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date of this Agreement of any law or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank or the Bank's holding company, if any, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, which has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's holding company, if any, as a consequence of the transactions contemplated by this Agreement and all related documents and agreements, the existence of the Bank's commitment, or the notes bearing interest at a rate based on the LIBOR Rate, to a level below that which the Bank or the Bank's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies on capital adequacy).

          "LIBOR Rate" shall mean, with respect to any interest rate period, the rate per anum equal to the quotient obtained by dividing (and rounding to the nearest 1/100 of 1%) (i) LIBOR as defined below by
(ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements pursuant to Regulation D of the Federal Reserve Board, including without limitation any marginal, emergency, supplemental, special, or other reserves required by applicable law. The LIBOR Rate shall be further adjusted to reflect any Increased Cost. LIBOR is the rate per annum equal to the rate of interest per annum at which deposits in United States Dollars are offered to prime banks in the London interbank market at 11:00 a.m. (London time) on the day (the "Interest Setting Date") two banking days prior to the respective Rate Change Date determined on the basis of the provisions set forth below:

          (A) On the Interest Setting Date, the Bank will determine the interest rate for deposits in U.S. Dollars for a one-month period which appears on the Telerate Page 3750 as of 11:00 a.m., London time on such date or if such page on such service ceases to display such information, such other page as may replace it on that service for the purpose of display of such information (the "Telerate Rate"). If such rate does not appear on the Telerate, then the rate will be determined in accordance with (B) below.

          (B) If the Bank is unable to determine the Telerate Rate, then on the Interest Setting Date, the Bank will determine the arithmetic mean (rounded if necessary to the nearest one-hundredth percent (1/100%)) of the interest rate for a one-month period quoted on Reuters Screen page "LIBO" or (1) if such page on such service ceases to display such information, such other page as may replace it on that service for the purpose of displaying such information or (2) if that service ceases to display such information, such page as displays such information on such other service (or, if more than one, that one approved by the Bank as may replace the Reuters Screen) as at or about 11:00 a.m. (London time) on that Interest Setting Date (the rate quoted as aforesaid being the "LIBO Screen Rate"). If the Bank is to make a determination pursuant to this paragraph and one or more of the LIBO Screen Rates required for such determination shall be unavailable, the determination shall be made on the basis of those rates which are available.

     If, subsequent to the date of this Agreement, LIBOR cannot be determined pursuant to this formula or there is any change in any law or application thereof that makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Bank to hold obligations of the Borrower to the Bank if the rate is determined with reference to the LIBOR Rate (collectively, a "LIBOR End Date"), then the last determinable LIBOR Rate shall be used to calculate interest during the period between the LIBOR End Date and the earlier of (i) the date on which the Bank and the Borrower agree upon a mutually acceptable alternative base rate, or (ii) the date five (5) business days after the LIBOR End Date. If the Bank and the Borrower cannot agree upon a mutually acceptable base rate within five (5) business days after a LIBOR End Date, commencing on the next day interest shall be calculated at the prime commercial loan rate of the Bank established or announced from time to time (the "Prime Rate").

     "Rate Change Date" shall mean the first day of each month.

6. The term "Expiration Date" defined in Article XII of the Credit Agreement is hereby amended to be defined as "October 31, 1997."

7. The terms "Master Note" and "Term Note" in the Credit Agreement are hereby amended to read "Amended and Restated Master Note" and "Amended and Restated Term Note," respectively, throughout the Credit Agreement.

8. Exhibits A and B to the Credit Agreement are respectively amended to read in their entirety in the form of Exhibits A and B attached to and made a part of this Amendment.

9. All other terms and conditions of the Credit Agreement shall continue unchanged in full force and effect.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized, respective officers as of the day and year first written above.

                              FLEET BANK


                              By: /s/ Jeffery S. Holmes

                              Title:  Vice President


                              DETECTION SYSTEMS, INC.


                              By: Frank J. Ryan

                              Title: Vice President

STATE OF NEW YORK)
COUNTY OF MONROE ) SS.:

     On the 29th day of March, 1995, before me personally came FRANK RYAN, to me known, who, being by me duly sworn, did depose and say that he resides at PITTSFORD, NY; that he is the VICE PRESIDENT of DETECTION SYSTEMS, INC., the corporation described in the foregoing instrument, and that he executed said instrument by authority of the Board of Directors of said corporation.

                                   /S/ Betty L. Green
                                   Notary Public

Betty L. Green
Notary Public, State of New York
No. 4999625
Qualified in Ontario County
Commission Expires 7/27/96



STATE OF NEW YORK)
COUNTY OF MONROE ) SS.:

     On the 19th day of April, 1995, before me personally came Jeffery
S. Holmes, to me known, who, being by me duly sworn, did depose and say that he resides in Pittsford, New York; that he is the Vice President of FLEET BANK, the bank described in the foregoing instrument, and that he executed said instrument by authority of the Board of Directors of said bank.


                                   /s/ Ellen R. Gerhardy-Morgan
                                   Notary Public

Ellen R. Gerhardy-Morgan
Notary Public, State of New York
Qualified in Genesee County
My commission expires 3/30/97

                              EXHIBIT A


                   AMENDED AND RESTATED MASTER NOTE

$4,500,000                                   March    , 1995
                                             Rochester, New
York
     FOR VALUE RECEIVED, DETECTION SYSTEMS, INC., a New York corporation with offices at 130 Perinton Parkway, Fairport, New York 14450 (the "Borrower") hereby promises to pay to the order of FLEET BANK ("Bank"), the principal sum of Four Million Five Hundred Thousand Dollars ($4,500,000), or if less, the aggregate unpaid principal amount of all advances made by Bank to the Borrower pursuant to the Line of Credit.

     The Bank shall maintain a record of amounts of principal and interest payable by the Borrower from time to time, and the records of the Bank maintained in the ordinary course of business shall be prima facie evidence of the existence and amounts of the Borrower's obligations recorded therein. In addition, the Bank may send by facsimile transmission (with confirmed receipt) or deliver a credit memo to the Borrower indicating the date and amount of each advance hereunder (but any failure to do so shall not relieve the Borrower of the obligation to repay any advance). Unless the Borrower questions the accuracy of a credit memo within two (2) business days after such transmission or delivery by the Bank, the Borrower shall be deemed to have accepted and be obligated by the terms of each such credit memo as accurately representing an advance hereunder. In the event of transfer of this Amended and Restated Note, or if the Bank shall otherwise deem it appropriate, the Borrower hereby authorizes the Bank to endorse on this Amended and Restated Note the amount of advances and payments to reflect the principal balance outstanding from time to time. The Bank is hereby authorized to honor borrowing and other requests received from the purported Chief Executive Officer, President, or Chief Financial Officer of the Borrower orally, by telecopy, in writing, or otherwise. Bank's crediting of the Borrower's account with the amount requested shall conclusively establish the Borrower's obligation to repay the amount advanced.

          Credit Agreement. This Amended and Restated Master Note is made in connection with a certain Credit Agreement between the Borrower and the Bank dated as of December 31, 1991, as modified and amended by that certain Credit Agreement Amendment dated March 31, 1992, and as modified and amended by that certain Second Amendment to Credit Agreement, and as further modified, extended, or replaced from time to time (collectively the "Credit Agreement") and evidences all loans made by the Bank under Section A of Article I thereof. This Amended and Restated Master Note is entitled to the benefits of and is subject to the Credit Agreement. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

          Interest. This Amended and Restated Master Note shall bear interest on outstanding balances, until paid in full, at one hundred
(100) basis points above the LIBOR Rate, but never more than the Prime Rate, and never more than the maximum rate allowed by law. Changes in the LIBOR Rate shall become effective automatically and without notice on each respective Rate Change Date. Interest shall be calculated on the basis of actual days elapsed in a year of 360 days. All payments shall be in lawful money of the United States in immediately available funds. Interest shall continue to accrue after maturity at the note rate until this note is paid in full.

     The Bank may increase the rate of interest on loans outstanding hereunder by one hundred (100) basis points in the event that the Borrower fails to maintain all of its depository relationships with the Bank.

          Payments. The Borrower shall pay all accrued interest hereunder on the first day of each month. All remaining outstanding principal and accrued interest shall be due and payable in full on the Expiration Date.

          Late Charge. Any payment not received within ten (10) days of the date due may be subject to an additional late charge equal to five percent (5%) of the payment due.

          Prepayment. This Amended and Restated Master Note is freely prepayable in whole or in part at the option of the Borrower, but only on a Rate Change Date and after five business days' prior written notice, or upon payment of all Break Costs.

          Maximum Rate. At no time shall the Borrower be obligated or required to pay interest under this Amended and Restated Master Note at a rate which exceeds the maximum rate permitted by applicable law or regulation. If by the terms of this Amended and Restated Master Note the Borrower is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest under this Amended and Restated Master Note shall be deemed to be immediately reduced to such maximum rate and each payment of interest that exceeds such maximum rate shall be deemed a voluntary prepayment of principal.

          Holidays. If this Amended and Restated Master Note or any payment hereunder becomes due on a Saturday, Sunday or other holiday on which the Bank is authorized to close, the due date for this Amended and Restated Master Note or payment shall be extended to the next succeeding business day, but any interest or fees shall be calculated based upon the actual time of payment.

          Events of Default. If not sooner demanded, this Amended and Restated Master Note shall, at the Bank's option, become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, upon the happening of an Event of Default.

          Modification of Terms. The terms of this Amended and Restated Master Note cannot be changed, nor may this Amended and Restated Master Note be discharged in whole or in part, except by a writing executed by the holder. In the event that holder demands or accepts partial payments of this Amended and Restated Master Note, such demand or acceptance shall not be deemed to constitute a waiver of the right to demand the entire unpaid balance of this Amended and Restated Master Note at any time in accordance with the terms hereof. Any delay by holder in exercising any rights hereunder shall not operate as a waiver of such rights.

          Collection Costs. The Borrower on demand shall pay all expenses of Bank, including without limitation reasonable attorneys' fees, in connection with enforcement and collection of this Amended and Restated Master Note.

          Miscellaneous. Except for such notice as may be required under the Credit Agreement, to the fullest extent permissible by law, the Borrower waives presentment, demand for payment, protest, notice of nonpayment, and all other demands or notices otherwise required by law in connection with the delivery, acceptance, performance, default, or enforcement of this Amended and Restated Master Note. The Borrower consents to extensions, postponements' indulgences, amendments to notes and agreements, substitutions or releases of collateral, and substitutions or releases of other parties primarily or secondarily liable herefor, and agrees that none of the same shall affect the Borrower's obligations under this Amended and Restated Master Note which shall be unconditional.

          Laws. The Borrower agrees that this Amended and Restated Master Note shall be governed by the laws of the State of New York. The Borrower consents to exclusive jurisdiction in the courts of Monroe County, State of New York and in the courts of the United States
(Western District of New York) having jurisdiction thereof.

     This Note amends and restates, to the extent applicable, the terms of indebtedness of the Borrower to the Bank in the original principal sum of Three Million and 00/100 Dollars ($3,000,000), dated December 31, 1991 (the "Prior Note"), as previously amended. Following the execution and delivery of this Amended and Restated Master Note to the Bank, this Amended and Restated Master Note shall evidence all of the indebtedness evidenced by the Prior Note and this Amended and Restated Master Note.

                              DETECTION SYSTEMS, INC.


                              By: __________________________

                              Title: _______________________



                              EXHIBIT B

                    AMENDED AND RESTATED TERM NOTE

$                                       July 31, 1997
                                   Rochester, New York

     FOR VALUE RECEIVED, DETECTION SYSTEMS, INC., a New York
corporation with offices at 130 Perinton Parkway, Fairport, New York 14450 (the "Borrower"), hereby promises to pay to the order of FLEET BANK (the "Bank"), at any of its banking offices, or at such other places as Bank may specify in writing to the Borrower, the principal sum
of                                     Dollars ($                ), or
if less, the aggregate unpaid principal amount of all advances made by Bank to the Borrower, on the terms specified below.

     Credit Agreement. This Amended and Restated Term Note is made in connection with a certain Credit Agreement between the Borrower and the Bank dated as of December 31, 1991, as modified and amended by that certain Credit Agreement Amendment dated March 31, 1992, and as further modified and amended by that certain Second Amendment to Credit Agreement, and as further modified, extended, or replaced from time to time (collectively the "Credit Agreement"), and evidences all loans made by the Bank under Section B of Article I thereof. This Amended and Restated Term Note is entitled to the benefits of and is subject to the Credit Agreement. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Credit Agreement.

     Interest. This Amended and Restated Term Note shall bear interest on outstanding principal balances, calculated on the basis of a 360 day year and using the actual number of days elapsed, at a rate per annum of one hundred sixty (160) basis points above the LIBOR Rate, but never more than the Prime Rate plus .60%, and never more than the maximum rate allowed by law. Changes in the rate of interest applicable to this Amended and Restated Term Note shall become effective automatically and without notice on each respective Rate Change Date. All payments shall be in lawful money of the United States in immediately available funds. Interest shall continue to accrue after maturity at the note rate until this note is paid in full.

     The Bank may increase the rate of interest on loans outstanding hereunder by one hundred (100) basis points in the event that the Borrower fails to maintain all of its depository relationships with the Bank.

     Payments. Payments of all accrued interest under this Amended and Restated Term Note shall be made on the first day of each month beginning December 1, 1997 and continuing until the principal is paid in full. The Borrower shall make sixty (60) equal monthly principal
payments in the amount of                          Dollars ($         )
commencing on December 1, 1997 and continuing on the first day of each succeeding month. All remaining principal and interest with respect to this Amended and Restated Term Note shall be due and payable in full on October 31, 2002.

     Late Charge. Any payment not received within ten (10) days after the date due may be subject to an additional late charge equal to five percent (5%) of the payment due.

     Prepayment. This Amended and Restated Term Note is freely prepayable in whole or in part at the option of the Borrower, but only on a Rate Change Date and after five business days' prior written notice, or upon payment of all Break Costs.

     Maximum Rate. This Amended and Restated Term Note is subject to the express condition that at no time shall the Borrower be obligated or required to pay interest on the principal balance of this Amended and Restated Term Note at a rate which could subject the holder of this Amended and Restated Term Note to either civil or criminal liability as a result of being in excess of the maximum rate which the Borrower is permitted by law to contract or agree to pay. If by the terms of this Amended and Restated Term Note, the Borrower is at any time required or obligated to pay interest on the principal balance of this Amended and Restated Term Note at a rate in excess of such maximum rate, the rate of interest under this Amended and Restated Term Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Amended and Restated Term Note.

     Holidays. If this Amended and Restated Term Note or any payment hereunder becomes due on a Saturday, Sunday or other holiday on which the Bank is authorized to close, the due date for this Amended and Restated Term Note or payment shall be extended to the next succeeding business day, but any interest or fees shall be calculated based upon the actual time of payment.

     Events of Default. This Amended and Restated Term Note shall, at the Bank's option, become immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, upon the occurrence of an Event of Default.

     Modification of Terms.  The terms of this Amended and Restated
Term Note cannot be changed, nor may this Amended and Restated Term Note be discharged in whole or in part, except by a writing executed by Bank. In the event that the Bank demands or accepts partial payments of this Amended and Restated Term Note, such demand or acceptance shall not be deemed to constitute a waiver of the right to demand the entire unpaid balance of this Amended and Restated Term Note at any time in accordance with the terms hereof. Any delay or omission by Bank in exercising any rights hereunder shall not operate as a waiver of such rights.

     Collection Costs. The Borrower on demand shall pay all expenses of Bank, including without limitation reasonable attorneys' fees, in connection with enforcement and collection of this Amended and Restated Term Note.

     Miscellaneous. Except for such notice as may be required under the Credit Agreement, to the fullest extent permissible by law, the Borrower waives presentment, demand for payment, protest, notice of nonpayment, and all other demands or notices otherwise required by law in connection with the delivery, acceptance, performance, default, or enforcement of this Amended and Restated Term Note. The Borrower consents to extensions, postponements' indulgences, amendments to notes and agreements, substitutions or releases of collateral, and substitutions or releases of other parties primarily or secondarily liable herefor, and agrees that none of the same shall affect the Borrower's obligations under this Amended and Restated Term Note which shall be unconditional.

     Laws. The Borrower agrees that this Amended and Restated Term Note shall be governed by the laws of the State of New York. The Borrower consents to exclusive jurisdiction in the courts of Monroe County, State of New York and in the courts of the United States (Western District of New York) having jurisdiction thereof.


                    DETECTION SYSTEMS, INC.


                    By: ___________________________

                    Title: ________________________

Chemical Bank
300 Linden Oaks
Rochester, NY  14625


March 29, 1995



Frank J. Ryan, Vice President
Detection Systems, Inc.
130 Perinton Parkway
Fairport, NY  14450

Dear Frank:

We are pleased to advise you that Chemical Bank (the "Bank") has approved a Revolving Credit facility for up to $4,500,000 to Detection Systems, Inc. (the "Borrower") for general corporate purposes and to replace an existing credit facility with National Westminister Bank.

The proposed transaction is subject to the negotiation of a new Credit Agreement between the Borrower and the Bank which is substantially the same, in terms and conditions, as an existing Credit Agreement dated December 31, 1991 between the Borrower and Norstar Bank.

The significant aspects of this commitment are as follows:

BORROWER:   Detection Systems, Inc.

AMOUNT:     Up to $4,500,000

PURPOSE: General corporate purposes and to replace a similar existing facility with National Westminister Bank.

GUARANTORS: All current or future subsidiaries of the Borrower.

TERM: Revolving for a 3 year period from the date of closing (the "Revolver"). Any balance outstanding on the third anniversary of the closing date will be converted to a five (5) year term loan (the "Term Loan"). This Term Loan shall be amortized in sixty
            (60) equal monthly principal payments plus interest commencing one month after the conversion from the Revolver to the Term Loan.

INTEREST RATE:  For the Revolver, the Borrower shall be able to choose either:
                A) The Bank's Prime Rate.
                B) Subject to availability at the Bank, the London Interbank
                   Offering Rate (LIBOR) adjusted for statutory reserves, if any, plus 100 basis points for periods of 30, 60, or 90 day maturities, subject to three days written notice.

                For the Term Loan, the Borrower shall be able to choose either:
                A) The Bank's Prime Rate plus one half of one percent (1/2%).
                B) Subject to availability at the Bank, the London Interbank
                   Offering Rate (LIBOR) adjusted for statutory reserves, if any, plus 150 basis points for periods of 30, 60, or 90 day maturities, subject to three days written notice.

COMMITMENT FEE
ON UNUSED PORTION:  One half of one percent on the average unused amount of the
                    Revolver, payable quarterly in arrears.

FINANCIAL TESTS:    Financial covenants include current ratio, minimum working capital, minimum tangible net worth, debt to worth, and consolidated debt coverage cash flow ratio. (For the purposes of calculating the above current ratio and working capital, any outstanding under this Revolving Credit will be classified as current liabilities and included in said calculation.)

This commitment is based upon the information you have provided to us and is subject to the execution of a satisfactory loan agreement containing the usual covenants, terms and conditions for such facilities. In addition, this commitment is subject to the Borrower executing a modified loan agreement with Norstar Bank, which will be identical to the loan agreement contemplated hereunder, in all material terms and conditions. As such, the text of this letter is intended to provide a general description of the transaction as contemplated by us and will not be considered as prejudicing the terms and conditions to be contained in the final documentation.

If this letter correctly sets forth your understanding of the terms that we have discussed, please indicate your approval by signing and returning this letter to us. Based upon your acceptance of this commitment letter, we shall authorize our special counsel to prepare the necessary legal documentation, the costs and charges of which shall be for your account whether or not the transaction is completed. This commitment is additionally contingent upon your acceptance not later than April 4, 1995, and to final documentation for the transaction being concluded and executed not later than April 30, 1995.

We appreciate this opportunity to be of service to you and look forward to establishing a mutually beneficial relationship.

Very truly yours,

CHEMICAL BANK

By:  /s/ Philip M. Hendrix
     Vice President

Accepted this 29th day of March, 1995

DETECTION SYSTEMS, INC.

By:  Frank J. Ryan